Exhibit 23.1

Independent Auditors’ Consent

The Supervisory Board
Celanese AG

We consent to the incorporation by reference in the registration statements (Nos. 333-30284 and 333-74580) on Form S-8 of Celanese AG of our report dated February 5, 2003 with respect to the consolidated balance sheets of Celanese AG and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders’ equity, and cash flow for each of the years in the three-year period ended December 31, 2002, and the related consolidated financial statement schedule, which report appears in the December 31, 2002 annual report on Form 20-F of Celanese AG.

Our report dated February 5, 2003 refers to Celanese AG’s adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”, adoption of SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, and change in the actuarial measurement date for its U.S. pension and other postretirement benefit plans.

/s/ KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft

Frankfurt am Main, Germany
October 29, 2003